UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 16, 2018
AgroFresh Solutions, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-36316 (Commission File Number)	46-4007249 (I.R.S. Employer Identification Number)
One Washington Square 510-530 Walnut Street, Suite 1350 Philadelphia, PA (Address of principal executive offices)		19106 (Zip code)
(267) 317-9139 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
Written communications pursuant to Rule 425 under the Securities Act
Soliciting material pursuant to Rule 14a-12 under the Exchange Act
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2016, AgroFresh Solutions, Inc. (the “Company”) and Kathy Harper, the Company’s former Chief Financial Officer, entered into a separation agreement and release (the “Separation Agreement”), setting forth the terms of Ms. Harper’s previously-announced departure from the Company. Pursuant to the terms of the Separation Agreement, following a revocation period provided for by the Separation Agreement, Ms. Harper will be entitled to receive, among other things, (i) a severance payment in amount equal to 1.5 times her base salary at the time of the termination of her employment of $456,750, payable in equal installments over a 12-month period, and (ii) an amount equal to the difference between the premium paid for any COBRA coverage elected by Ms. Harper and the premium charged by the Company to an active employee for comparable coverage, for up to a 12-month period. The Separation Agreement also provides that the options Ms. Harper holds to purchase shares of the Company’s common stock and the 85,938 restricted shares of common stock will be fully vested. The Separation Agreement contains customary confidentiality provisions and a release of claims, as well as an acknowledgment of Ms. Harper’s existing non-competition and non-solicitation obligations, pursuant to her employment agreement with the Company.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Exhibits

(d) Exhibits.

Exhibit Number	Exhibit

10.1	Separation Agreement and Release between the Company and Kathy Harper.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Dated: October 22, 2018

AGROFRESH SOLUTIONS, INC. By: /s/ Thomas Ermi Name: Thomas Ermi Title: Vice President and General Counsel